Exhibit 10.1

March 31, 2015

Gary Anthony
37 Route 33
Freehold, NJ 07728

RE: Employment Offer

Dear Gary:

On behalf of Majesco Entertainment Company (the “Company”), it is my pleasure to offer you the opportunity to continue your employment with the Company as principal accounting officer, with duties, authority and responsibilities commensurate with such position.  This offer letter supersedes your prior offer letter dated May 19, 2011. Your anticipated start date in your new position will be April 1, 2015.  In your position, you will work in conjunction with Jesse Sutton and report directly to the Board of Directors of the Company (the “Board”).  You will be based at our office located in South Plainfield, New Jersey.  The Company may change your position, duties and work location from time to time at its discretion.

Your monthly base salary will be $5,000, less deductions for taxes and other withholdings as required by law or the policies of the Company. You will be paid bi-weekly in accordance with regular payroll practices.  The office is generally open from 9:00 am to 5:00 pm, Monday through Friday.  As an exempt employee, you may be expected to work outside of regular office hours as required by the nature of your work assignments, and will not be eligible for overtime pay.  You will be expected to devote a sufficient amount of time and resources to your position as needed to fully satisfy and fulfill all of its duties and responsibilities.

During the Term of this Agreement, you may accept, perform or engage in other business activities; provided however that such activities do not: violate the terms of this Agreement; or diminish your ability to render your full, loyal, and undivided services to the Company and performance all of your duties (including, without limitation, fiduciary duties) as required by your position.

Should you accept this position you will continue to receive the following:

Health Benefits: The current, standard company health insurance coverage is available per company policy. Employee contribution to payment for benefit plans is determined annually.

Life Insurance & Dental Benefits: The current, standard company life and dental insurance coverage are available per company policy. Employee contribution to payment for benefit plans is determined annually.

Vacation, Sick and Personal Time Off:  In accordance with the Company’s policy, you will be entitled to 10 days of paid vacation per year, as well as sick and personal days, accrued per company policy.

As the Company no longer offers Retirement Account benefits and Incentive Program benefits, you are no longer entitled to receive any such benefits.  It is anticipated that if you desire, you will enter into the Company’s standard personal indemnification agreement offered to its officers.

Your employment with the Company continues to be at-will and either party can terminate the relationship at any time with or without cause and with or without notice; provided, however, in the event you are terminated prior to December 31, 2015 without cause, you shall be entitled to your monthly salary, payable in accordance with the Company’s payroll practices, through December 31, 2015.

Your existing confidentiality, nondisclosure and assignment of inventions agreement will continue as currently in effect and that you will continue to be subject to the Company’s employee handbook.

You acknowledge that this offer letter represents the entire agreement between you and the Company and that no verbal or written agreements, promises or representations that are not specifically stated in this offer, are or will be binding upon the Company, except as may be provided herein.

To indicate your agreement with these terms and your acceptance of the offer, please sign and return an original copy of this letter to my attention.

If there are any matters you wish to discuss or clarify, please feel free to contact me.
Sincerely,
/s/ Jesse Sutton_______________
Jesse Sutton
Chief Executive Officer
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Your signature will confirm the salary agreed upon and other terms of your appointment specified in this letter.

I have read and understand the provisions of this offer of employment, and herewith accept the offer.

Acknowledged and accepted by:
Signed	/s/ Gary Anthony
Gary Anthony
Date	3/31/2015